Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the associated Preferred Stock Purchase Rights)

of

Digital Impact, Inc.

at

$3.50 Net Per Share in Cash

by

Adam Merger Corporation,

a wholly-owned subsidiary of

Acxiom Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, ON APRIL 28, 2005, UNLESS THE OFFER IS EXTENDED.

April 1, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Adam Merger Corporation, a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Acxiom Corporation, a Delaware corporation (“Acxiom”), is offering to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of Digital Impact, Inc., a Delaware corporation (the “Company”), including the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”), at a purchase price of $3.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated April 1, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) enclosed herewith. Following the Offer, Purchaser intends to effect the Merger described below.

The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer, the number of Shares which constitutes at least 50.1% of the Shares outstanding on a fully-diluted basis. See Section 14 of the Offer to Purchase for additional conditions to the Offer.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

1. Offer to Purchase dated April 1, 2005;

2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

3. Notice of Guaranteed Delivery to be used to accept the Offer if share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to EquiServe Trust Company, N.A. (the “Depositary”), or if the procedures for book-entry transfer cannot be completed on a timely basis;

4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. The letter to stockholders of the Company from William Park, President, Chief Executive Officer, and Chairman of the Board of Directors of the Company accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to the Depositary.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 25, 2005 (the “Merger Agreement”), among Acxiom, the Purchaser and the Company. The Merger Agreement provides for, among other things, that, after the purchase of Shares pursuant to the Offer and the satisfaction or waiver of the other conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, Purchaser will be merged with and into the Company (the “Merger”). As a result of the Merger, the Company, which will continue as the surviving corporation (the “Surviving Corporation”), will become a wholly-owned subsidiary of Acxiom. At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Company, Acxiom or Purchaser, and any Shares held by stockholders who shall have demanded and perfected appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, in cash, without interest.

The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger, and has determined that the Merger Agreement, the Offer and the Merger, are advisable and, taken together, are fair to and in the best interests of, the holders of Shares and has unanimously recommended that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement.

In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose certificates for such Shares are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 28, 2005, UNLESS THE OFFER IS EXTENDED.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

Acxiom Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF ACXIOM, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.